(m)(3)(i)

[Voya Funds]

May 1, 2014

Voya Partners, Inc. 7337 East Doubletree Ranch Road Suite 100 Scottsdale, Arizona 85258

Re:                             Reduction in Fee Payable under the ING Partners, Inc. (now known as Voya Partners, Inc.) Amended and Restated Distribution Plan Pursuant to Rule 12b-1

Ladies and Gentlemen:

For the funds listed on Appendix A, attached to this letter, Voya Investments Distributor, LLC (“VID”) hereby waives a portion of the distribution fee payable to VID under the ING Partners, Inc. (now known as Voya Partners, Inc.) Amended and Restated Distribution Plan Pursuant to Rule 12b-1 (the “Distribution Plan”), in an amount equal to 0.05% per annum on the average daily net assets attributable to Class T Shares, as if the distribution fee specified in the Distribution Plan were 0.45%.  By this letter, we agree to waive that fee for the period May 1, 2014 through May 1, 2015.

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Directors of Voya Partners, Inc.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Sincerely,

By:	/s/ Michael J. Roland
Michael J. Roland
Executive Vice President

Agreed and Accepted:
Voya Partners, Inc.

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.voyainvestments.com	Voya Investments Distributor, LLC

APPENDIX A

Funds

Voya Index Solution 2015 Portfolio

Voya Index Solution 2020 Portfolio

Voya Index Solution 2025 Portfolio

Voya Index Solution 2030 Portfolio

Voya Index Solution 2035 Portfolio

Voya Index Solution 2040 Portfolio

Voya Index Solution 2045 Portfolio

Voya Index Solution 2050 Portfolio

Voya Index Solution 2055 Portfolio

Voya Index Solution Income Portfolio

Voya Solution 2015 Portfolio

Voya Solution 2020 Portfolio

Voya Solution 2025 Portfolio

Voya Solution 2030 Portfolio

Voya Solution 2035 Portfolio

Voya Solution 2040 Portfolio

Voya Solution 2045 Portfolio

Voya Solution 2050 Portfolio

Voya Solution 2055 Portfolio

Voya Solution Income Portfolio